EXHIBIT 10.1.44
SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
PARTNER AGENT PROGRAM AGREEMENT
This Partner Agent Program Agreement (“Agreement”) is entered into as of the 11th day of October, 2005 (the “Effective Date”) by and between Specialty Underwriters’ Alliance, Inc. and its property and casualty insurance subsidiaries and affiliates (collectively the “Company”) and Appalachian Underwriters, Inc. (the “Partner Agent”).
The parties hereto agree to develop and administer an insurance program known as described in Exhibit A attached hereto. This Agreement pertains only to that Program business, with the Company and the Partner Agent agreeing as follows:
I.	AUTHORITY
A.	Partner Agent’s authority is subject to the terms of this Agreement and Company’s Program description, underwriting guidelines, system templates, service standards, form and rate and other filings, and authority limits provided by Company to Partner Agent (“Company Guidelines”). Company appoints Partner Agent as its exclusive Partner Agent for five (5) years for the Program from the Effective Date within the territory specified in the Company Guidelines solely for the following purposes:
1.	To solicit, receive, and bind proposals for commercial lines insurance in accordance with the Company Guidelines.

2.	To pre-screen applications and estimate rates and/or premiums in accordance with the Company Guidelines.

3.	To endorse in-force policies in accordance with Company Guidelines.

4.	To collect, receive, account for, and pay to Company, premiums on policies written by Company, and to refund to the policyholder or insured, as appropriate (or to Company if requested by Company), return premiums as provided in the applicable policy.

5.	To issue, countersign (where necessary), and deliver policies executed by authorized officers of Company.

6.	To effect conditional renewals, cancellation and non-renewal of policies in accordance with Company Guidelines and applicable law.
B.	Partner Agent may delegate its authority in writing to designated employees.

C.	Partner Agent’s authority is subject to compliance with (and Partner Agent shall not alter, modify, or change and shall not waive any provision in) the applicable forms, rules, or rates of Company, according to their exact terms and to all applicable laws and regulations.

D.	Company shall have the right to reject any application or business submitted by Partner Agent or to modify, cancel, or refuse to renew any policies written by Company hereunder by giving Partner Agent written notice of effective date of changes that would affect this business.

E.	Partner Agent shall, within twenty (20) calendar days of the inception of coverage, provide to Company all data and statistical information relating to the underwriting of accounts. Partner Agent is authorized to issue binders, certificates or other evidence of insurance.

F.	The Company Guidelines may be amended or new Company Guidelines may be adopted at the Company’s discretion without the need to amend this Agreement. Such amendments or new Company Guidelines will be provided to the Partner Agent in writing and must be implemented by Partner Agent in accordance with Company’s instructions. Company will give Partner Agent reasonable notice in which to enact such changes.

G.	Company retains the right to modify, cancel, conditionally renew or non-renew any and all policies solely in Company’s discretion.

H.	Partner Agent has no authority to solicit, negotiate or place any reinsurance on behalf of Company.
II.	OBLIGATIONS OF AGENT
A.	Partner Agent represents and warrants that (i) Partner Agent has any and all ownership or other rights in the business contemplated herein necessary to place such business with Company under this Agreement; (ii) Partner Agent placing business under this Agreement is not in violation of any duty or obligation owed to any other entity or person; and (iii) Partner Agent is, and will continue to be, authorized and licensed to perform all acts set out in this Agreement while providing services under this Agreement.

B.	The Program, as more specifically described in the Company Guidelines and in Exhibit A of this Agreement, will be mutually exclusive, unless otherwise stated in this Agreement. Partner Agent will be allowed to complete existing obligations under insurance policies with other insurance carriers for the Program. Unless otherwise specifically stated in this Agreement, Company will not accept business encompassed within the Program from any entity other than Partner Agent during the term of this Agreement. Partner Agent shall exclusively represent Company and shall not represent any other insurance company or similar entity in relation to the Program. Partner Agent may be allowed to write business with other insurance carriers for any portion of the Program not offered by Company (“Other Business”) so long as Partner Agent notifies Company in writing of Other Business and Company has a right of first refusal to write Other Business. In the event that a conflict exists as to whether Partner Agent is authorized to represent an existing or prospective policyholder, Company may honor the policyholder’s written producer of record designation signed by the policyholder. Notwithstanding the foregoing, Company shall be under no obligation to honor a written producer of record designation from a policyholder before accepting business from a designated Partner Agent, and Company’s determination of which agent of Company represents Company with regard to a particular policyholder shall be final and binding.

C.	Partner Agent shall be responsible for compliance with all applicable state and federal laws, regulations, rules, and requirements relating to the performance of Partner Agent’s obligations and the general standards, rules, and regulations of the insurance industry and all Company Guidelines as provided by Company in writing.

D.	Partner Agent shall keep true, separate, accurate, and complete records of all transactions related to the policies and all correspondence.

E.	All records and documents applicable to the business relationship between Company and Partner Agent shall be maintained by Partner Agent in a form and manner that is (i) requested by Company, and (ii) secure and in accordance with Company’s record retention guidelines and insurance regulatory practices. Such records and documents shall continue to be maintained in a secure manner during the Term and for a period of no less than five (5) years (or such longer period as Company may request or is needed in order to preserve such records and documents under state statutes of limitations) after termination of this Agreement. At the end of such five (5)-year period or at any time Company requests, Partner Agent shall provide Company with originals or copies of such records and documents. No records or documents shall be destroyed at any time prior to five (5) years or according to state regulation without Company’s prior written consent.

F.	All records and documents of Partner Agent may be audited, examined, and/or copied by representatives of Company at any time during normal business hours and shall be made available for examination to reinsurers, or to any state insurance department or regulatory body which so requires. Additionally, Partner Agent shall permit authorized employees and representatives of Company to review the operations of Partner Agent, both at its place of business and at other locations during business hours upon ten (10) days written notice by Company.

G.	Partner Agent shall notify Company within forty-eight (48) hours of notice or receipt of any complaint filed with any state insurance department or other regulatory authority relating to the policies, whether against Company or Partner Agent. The parties will work together to promptly and adequately respond to any such complaint. If requested by Company, Partner Agent shall prepare a response to any such complaint or, at Company’s discretion, provide a complete written account to Company such that Company can respond; however, no response shall be sent by Partner Agent prior to consulting with Company regarding such response. Company retains the final authority on all responses relating to complaints against Company. Company may establish formal complaint handling procedures for Partner Agent to follow which are consistent with the requirements set forth herein.

H.	Partner Agent shall not contact any state insurance department or other regulatory authority, directly or indirectly, with regard to Company’s business without the prior written consent of Company. Partner Agent shall notify Company immediately in the event that Partner Agent receives any contact from any such department or authority with regard to Company’s business.

I.	Partner Agent shall utilize automated business processing through Company’s centralized technology system (“Company System”). Partner Agent shall be responsible for any integration required for Company System to operate with other third party systems of Partner Agent.

J.	If Company provides access to Company information or networks through computer access, Partner Agent shall be responsible for maintaining the security and integrity of such information and of Company’s systems. Partner Agent shall not introduce into Company’s systems any virus or other harmful agent. Partner Agent shall be responsible for assuring the quality of policy, premium, accounting and statistical data submitted to Company consistent with Company standards. Partner Agent agrees to adhere to the terms and conditions governing Partner Agent’s use of any existing Company website or any website Company may own, make available, operate, acquire, use from time to time, create or sponsor in the future, and related services available under any such website. These terms and conditions regarding use of any website or the content of any website may change without notice to Partner Agent. Partner Agent’s use of these websites constitutes agreement to the terms and conditions that exist at each point in time Partner Agent uses any such website. Partner Agent may not use the name, logo, or service mark of Company or any of its affiliates in any advertising, promotional material, internet site, or in any material disseminated by Partner Agent without the prior written consent of Company. Partner Agent shall maintain copies and provide an original to Company of any advertisement or other materials approved by Company along with full details concerning where, when, and how it was used. Use of any authorized item shall be limited to the scope of the current request and approval, unless specifically authorized for broader use by Company. Partner Agent must obtain re-authorization of all items at least annually.

K.	All expenses associated with Partner Agent’s performance hereunder shall be the responsibility of Partner Agent, including but not limited to general office expenses, automation expenses, systems integration expenses, marketing expenses, broker, producer, or countersigning commissions, fees, and taxes.

L.	Partner Agent agrees that the Company rates, rating manuals, forms, Company Guidelines, program analysis, underwriting records, management reports, and any information as may have been or shall be provided by Company to Partner Agent (the “Company Confidential Information”) are confidential and proprietary to Company, shall be considered trade secrets of Company, and shall not be disclosed to any third parties. Partner Agent agrees to maintain the confidentiality of the Company Confidential Information. Partner Agent shall be responsible to ensure that Partner Agent’s employees, agents, and representatives are aware of and sensitive to the proprietary nature of the Company Confidential Information, of the importance of confidentiality, and need to comply with the confidentiality requirements in this Agreement. All Company Confidential Information shall be returned by Partner Agent to Company immediately upon request.

M.	Partner Agent agrees that Partner Agent and its employees, agents, and representatives are (i) aware of the sensitive and proprietary nature of any and all information each may receive with regard to applicants, policyholders, beneficiaries of policies, and claimants (the “3rd Party

Confidential Information”); and (ii) aware of and will comply with: (a) any and all applicable laws, regulations, rules, and requirements relating to the 3rd Party Confidential Information; (b) the general standards, rules, and regulations of the insurance industry relating to the 3rd Party Confidential Information; and (c) all written instructions provided to Partner Agent from time to time by Company relating to the 3rd Party Confidential Information. Partner Agent shall comply with Company’s privacy policies and shall hold all 3rd Party Confidential Information in trust and confidence in compliance with Company’s privacy policy, and shall use the 3rd Party Confidential Information only for the purpose contemplated in this Agreement. Partner Agent agrees that it shall immediately refer any question concerning any aspect of Company’s privacy policy to Company for resolution.

N.	If requested by Company, Partner Agent agrees to become a member of Company’s Partner Agent committee (“Partner Agent Advisory Committee”). Partner Agent or appropriate designee shall attend all meetings of the Partner Agent Advisory Committee, provide input at such meetings, and cooperate fully with the Partner Agent Advisory Committee in all aspects.

O.	Partner Agent agrees to purchase a certain amount of Class B exchangeable common stock (“Partner Agent Stock”) as more specifically outlined in the Securities Purchase Agreement dated as of the date hereof by and between the Company and the Partner Agent (“Securities Purchase Agreement”) which is hereby incorporated by reference as an integral part of this Agreement.
III.	OBLIGATIONS OF COMPANY
A.	Company shall act in accordance with the terms of this Agreement and will pay Partner Agent a commission in accordance with Exhibit A (“Commission”) and a share of profits in accordance with Exhibit B (“Profit Sharing” which, together with “Commission”, is the “Compensation”) attached hereto and referenced herein. Partner Agent shall be responsible for paying any compensation due to its sub producers.

B.	Company shall provide for the payment of all excise taxes, premium taxes (except surplus lines taxes) and assessments;

C.	Company shall appoint Partner Agent as required by various state laws and regulations;

D.	Company will develop and maintain Company System.
IV.	CLAIMS AND COVERAGE
A.	Partner Agent shall immediately notify and cooperate with Company if Partner Agent receives notice of any claim or potential claim which could involve Company, any of its affiliates or subsidiaries, or the business written hereunder.

B.	Partner Agent has no authority to adjust or settle any claims arising out of or in connection with policies, shall not make any statements regarding the application of coverage to specific situations, whether actual or hypothetical, and shall not commit Company to any liability in connection with any actual or potential claim or loss.

C.	Partner Agent shall immediately report all claims, or potential claims, suits, or losses relating to the policies to Company or to an assigned adjuster or claim representative who has been designated by Company. Partner Agent shall cooperate fully with Company or the assigned adjuster or claim representative in the investigation, adjustment, settlement, and payment of claims and coverage matters. All records, files, correspondence, or other materials pertaining to claims shall be the sole property of Company.

D.	Company will consult with Partner Agent on the selection of vendors and claims handling procedures (“Vendor Selection and Claims Procedures”). Company retains sole discretion for Vendor Selection and Claims Procedures.

V.	COMPENSATION OF AGENT
A.	Company shall pay Partner Agent the Commission and Profit Sharing as respectively described in Exhibit A and Exhibit B.

B.	With one hundred eighty (180) days advance written notice, for reasons related to regulatory constraints or industry issues including but not limited to Program coverage resulting in an insurance industry or market downturn, the Company reserves the right to adjust Partner Agent’s Commission as described in Exhibit A.

C.	Effective at any time after a minimum of one hundred eighty (180) days advance written notice to Partner Agent, Company may adjust the current payout period of Profit Sharing as described in Exhibit B.

D.	It is understood and agreed that the Compensation paid hereunder shall be full compensation for all services rendered by Partner Agent pursuant to this Agreement.

E.	Partner Agent shall refund Commission, or other fees or amounts retained by Partner Agent, to the policyholder or insured, as appropriate, or to Company if requested by Company, from Partner Agent’s own funds on a pro-rata basis on return premiums at the same rate as paid to Partner Agent.

F.	The Commission applicable to multiple year policies (if Company has bound such policies through Partner Agent) shall be the Commission that is in effect for such policy during the year in which the policy is initially written, and such Commission shall apply throughout the term of any such policy.

G.	Partner Agent shall have no authority to, and shall not collect any fee(s) on, the policies unless specifically authorized by Company and permitted by law.

H.	Partner Agent shall calculate Commission based on premiums collected by Partner Agent for policies reported to Company.
VI.	PREMIUMS AND ACCOUNTING
A.	Partner Agent shall be responsible for collecting premiums, whether advance, deposit, developed, installment, audit, renewal, additional, or otherwise, on all policies other than direct-bill policies. Despite the foregoing, however, Company reserves the right, in its sole discretion, to communicate with, to directly collect premium from, and/or to cancel or non-renew policies of, its insureds. Except as otherwise provided in this Agreement, Partner Agent shall be liable for and pay all earned premium to Company, even if Partner Agent does not collect such premium from the policyholder. Uncollected premiums shall be remitted from Partner Agent’s own funds and not the Premium Trust Fund. Partner Agent may deduct Commission from the Premium Trust Fund only after any amount that is due for Partner Agent Stock is paid to Company.

B.	Within 10 days from the last day of each month, Company shall provide Partner Agent with a monthly itemized statement (the “Statement”) of money due to Company. Amounts due to Company pursuant to the Statement shall be remitted to Company on or before the fifteenth day of the following month the Statement was rendered. In the event of differences between Partner Agent’s and Company’s records, Partner Agent shall provide all necessary information to permit proper adjustment. Any dispute respecting such Statement shall be resolved based on Company’s records.

C.	All premiums collected by Partner Agent are the property of Company, shall not be commingled with any other funds, shall be held in trust on behalf of Company in a fiduciary capacity, and shall be deposited and maintained in an account separate and segregated from Partner Agent’s own funds or funds held by Partner Agent on behalf of any other company or person (the “Premium Trust Fund”). The Premium Trust Fund shall be placed in an interest bearing account in a bank and account approved by Company in advance. Unless Partner Agent has breached this Agreement, Partner Agent shall be authorized to retain the interest on the Premium Trust Fund.

Company may request at any time, and Partner Agent shall provide, a reconciliation of the funds deposited in, and balance due to Company from, the Premium Trust Fund.

D.	The omission of any item(s) by the Company from the Statement does not affect Partner Agent’s responsibility to properly account for policies and pay all amounts due, nor does it prejudice the rights of Company to collect such amounts.

E.	Partner Agent shall be liable for premiums on policies written through submissions to Partner Agent by other brokers or producers, whether or not collected by Partner Agent or such brokers or producers.

F.	No premium advances may be made by Partner Agent from the Premium Trust Fund, and premium advanced on behalf of any insured by the Partner Agent shall not be reversed. Partner Agent accepts full responsibility for such premiums.

G.	After making a diligent effort to collect such premiums and submitting documentation of that diligent effort to Company which Company reasonably determines to be sufficient, Partner Agent may request in writing that premiums due as a result of audit of a particular insured be collected directly by Company. Company agrees to assume responsibility for collecting such additional premiums. Company will have no obligation to collect amounts hereunder unless Partner Agent’s written request is made within 45 days of the billing date shown on the audit statement. Partner Agent shall not be entitled to Compensation on premiums Partner Agent requests Company to collect or Company undertakes to collect, regardless of the amounts collected by Company.

H.	Should Partner Agent default in any payment of premiums on any policy, Company shall have the right to require that all premiums on all policies are due and payable immediately.

I.	Partner Agent agrees to be responsible for the payment of any applicable surplus lines taxes and the filing of all affidavits as required by the applicable entities, and shall provide Company with written evidence of such payment and compliance on a quarterly basis.

J.	Partner Agent shall not be entitled to any Compensation on any premium which Company determines (i) to collect (whether or not collected), (ii) in its sole discretion to write-off, or (iii) is overdue and is collected by Company, regardless of the amounts collected. Nothing contained herein shall alter Partner Agent’s obligation to remit all premium to Company, whether or not collected.
VII.	INSURANCE AND INDEMNITY
A.	Partner Agent shall maintain the following insurance amounts with an insurer having a rating with A.M. Best of at least “A-”: (i) errors and omissions insurance covering Partner Agent and its employees in the minimum amount of $3,000,000 per claim, $5,000,000 aggregate, with a deductible not exceeding an amount agreed by Company, (ii) fidelity insurance covering Partner Agent and its employees in the minimum amount of $1,000,000 and (iii) general liability insurance covering Partner Agent and its employees in the minimum amount of $1,000,000. Partner Agent agrees to immediately notify Company when it receives notice of lapse, increased deductibles, decreased coverage, non-renewal, or termination of any such coverage. Partner Agent agrees to notify Company of any claim brought under any errors and omissions or fidelity insurance which arises out of or is connected with a policy or policies. At the inception of this Agreement and on or before January 31 of each year thereafter, Partner Agent shall furnish Company proof of this insurance.

B.	Company agrees to fully indemnify, defend, and hold harmless Partner Agent from any and all liability, claims, demands, suits, fines and penalties, expenses, costs and attorney fees, made or assessed against or incurred by Partner Agent or the officers, directors, or affiliates of Partner Agent, that may arise by reason of any act, error, or omission of or any misrepresentation by Company or its officers or employees.

C.	Partner Agent agrees to fully indemnify, defend, and hold harmless Company from any and all liability, claims, demands, suits, fines and penalties, expenses, costs and attorney fees, made or assessed against or incurred by Company or the officers, directors, or affiliates of Company, that may arise by reason of any act, error, or omission of or any misrepresentation by Partner Agent, its officers or employees, or brokers or producers submitting business to the Partner Agent pursuant to this Agreement.
D.	The indemnifying party shall have the right to direct the investigation, settlement, and defense of any such claim, complaint or action. If the indemnifying party assumes the defense of any such action, such party shall not be liable to the indemnified party for any expenses incurred by such indemnified party in connection with such action.
VIII. TERM AND TERMINATION
A.	This Agreement shall commence on the Effective Date and shall be continuous until terminated (the “Term”).

B.	At any time during the Term hereof, Partner Agent may terminate this Agreement without cause on one hundred eighty (180) days written notice of termination to Company. Partner Agent’s authority to place new business with Company shall cease immediately upon receipt of such notice of termination. Partner Agent’s authority to renew business with Company shall cease as of the effective date of termination.

C.	At any time during the Term, Company may terminate this Agreement on one hundred eighty (180) days (or such longer period as mandated by regulation) written notice of termination to Partner Agent if Partner Agent has not met the Company Guidelines pertaining to profitability and/or production. Partner Agent’s authority to submit new business with Company will cease on ninety (90) days after receipt of such notice of termination. Partner Agent’s authority to submit renewals with Company shall cease as of the effective date of termination. Any disputes regarding Company Guidelines shall be determined in Company’s sole discretion.

D.	Upon written notice, Company may immediately terminate this Agreement in whole or in part for cause, which shall include, but not be limited to, the following:
1.	Partner Agent, or its parent or any affiliated corporation becomes insolvent, institutes or acquiesces in the institution of any bankruptcy, financial reorganization, or liquidation proceeding or any such proceeding is instituted against Partner Agent or its parent corporation (Partner Agent shall immediately notify Company of same); or

2.	Partner Agent, or the owner of a controlling interest in Partner Agent, sells, exchanges, transfers, assigns, consolidates, pledges or causes to be sold, exchanged, transferred, assigned, consolidated, or pledged: (i) all or substantially all of the assets of Partner Agent, or any entity controlling Partner Agent, to a third party, or (ii) a controlling interest in Partner Agent, or any entity controlling Partner Agent, to a third party (Partner Agent shall immediately notify Company of same); or

3.	Partner Agent fails to correct material deficiencies as noted in any agency audit or program review within the time frame set out in the audit; or

4.	Partner Agent fails to render timely and proper reports or premium accounting as required, or remit premiums when due; or

5.	Partner Agent fails to maintain premium funds in trust as required in this Agreement; or

6.	Partner Agent engages in acts or omissions constituting abandonment, fraud, insolvency, misappropriation of funds, material misrepresentation, or gross and willful misconduct; or

7.	Partner Agent’s license or certificate of authority is cancelled, suspended, or is declined renewal by any regulatory body within the Territory where Partner Agent transacts or services policies (Partner Agent shall immediately notify Company of same); for fraud or if for more than thirty (30) days for any other reason; or

8.	Partner Agent otherwise materially breaches this Agreement.

E.	In the event this Agreement is terminated or any authority of Partner Agent is suspended, limited, or terminated (whether by Company, Partner Agent, or agreement of the parties), Partner Agent shall, subject to all terms, conditions, and restrictions contained in this Agreement, service all business until all such business has been completely cancelled, non-renewed, or otherwise terminated and all claims hereunder have been closed. Company may, in its sole discretion, immediately suspend or terminate Partner Agent’s continuing service obligation as outlined in Program Guidelines. Notwithstanding the foregoing, Partner Agent shall not, without the prior written approval of Company, increase or extend the Company’s liability under, extend the term(s) or condition(s) of, or cancel and re-write, any policies.

If Partner Agent fails to fulfill any service obligation under this Agreement or comply with this Agreement, then Partner Agent shall reimburse Company any expense incurred by Company as a result of non-compliance, or in servicing or arranging for the servicing of business, or such amounts may be offset by Company.

F.	Any notice of termination shall be in writing and sent by certified mail or personally delivered. Such notice shall be deemed received three (3) days from the date of mailing or, if personally delivered, the date delivered. Unless changed by giving written notice to the other party, the addresses of the respective parties are:

Partner Agent:

Appalachian Underwriters, Inc.
P.O. Box 1017
439 Charles Seivers Blvd.
Clinton, Tennessee 37717
Facsimile:
Attn: Robert J. Arowood, President
Company:

SpecialtyUnderwriters’ Alliance, Inc.
222 South Riverside Plaza
Chicago, IL 60606
Facsimile: 1-312-277-1800
Attention: Scott Goodreau, General Counsel
IX.	GENERAL PROVISIONS
A.	If Partner Agent breaches this Agreement for any reason whatsoever, Company may, in lieu of terminating the Agreement, suspend some or all of the authority of Partner Agent under this Agreement. Additionally, Company may suspend the authority of Partner Agent during the pendency of any dispute regarding termination or suspension.

B.	During the Term and following termination of the Agreement, if Partner Agent has made full payments of all amounts due Company and continues to do so in a timely manner, then the expirations and renewals shall be the property of Partner Agent; provided, however, that Company shall have the absolute right to write or renew such business as may be required by law, and to take any and all actions with regard to the business as may be required in order to service the business or as may be required by law or pursuant to the policy’s terms.

If, during the Term and following termination of this Agreement, Partner Agent has not made full payment to Company, the expirations and renewals shall not be the property of Partner Agent, and the Company shall be entitled to the expirations and renewals, and the use and control of the expirations and renewals shall be vested in Company for sale, use, or disposal as Company deems fit.

C.	Partner Agent will advise Company promptly if it, an employee of Partner Agent, or any of Partner Agent’s brokers or producers have been or are in the future convicted of a felony.

D.	This Agreement and the Securities Purchase Agreement constitute the entire agreement between Company and Partner Agent and supersedes any and all other agreements, either oral or written, between Company and Partner Agent with respect to the business. No waiver by either party to enforce any provisions of this Agreement will be effective unless made in writing and signed by an authorized officer of Company and Partner Agent and shall be effective as to the specifically stated waiver date. No amendment to this Agreement will be effective unless made in writing and signed by the parties hereto, and specifying the effective date of such amendment.

E.	Company may combine or offset any balances or funds owed by Partner Agent to Company against any balances or funds owed to Partner Agent by Company under this Agreement or any other agreement between the parties. Because the funds held by Partner Agent are held in trust for Company, Partner Agent may not offset any balance due from Company to Partner Agent under this Agreement or under any other agreement with Company or any other party against the Premium Trust Fund.

F.	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules regarding conflict of laws. Notwithstanding the foregoing, matters relating to agency termination and Partner Agent’s right or Company’s obligations on termination shall be governed solely by the applicable insurance laws, if any, of the state in which Partner Agent is domiciled. The parties hereto consent to the jurisdiction of the courts of the State of Illinois in any matters pertaining to this Agreement which are not otherwise resolved in accordance with subsection G. below.

G.	Except as provided herein, all unresolved differences of opinion or disputes between Company and Partner Agent arising out of or in connection with this Agreement or any transaction hereunder shall first be attempted to be settled by a good faith meeting of a member of senior management of each of Company and Partner Agent and/or by mediation. If any unresolved differences of opinion or disputes still exist after such meeting, then such matters shall be submitted to arbitration in accordance with the rules relating to commercial arbitration of the American Arbitration Association. Arbitration initiated by one party will allow the other party to select the situs of the arbitration proceedings. Notwithstanding the foregoing, Company shall be entitled to the issuance of an injunction or other legal or equitable action to obtain premiums or monies due, to prohibit Partner Agent’s use of funds, to prohibit Partner Agent’s writing business in violation of this Agreement, or to require Partner Agent’s deposit of such funds in accordance with this Agreement. If Company prevails in any such action, the cost and expense thereof, including attorneys’ fees, shall be borne by Partner Agent.

H.	Partner Agent may not assign this Agreement, delegate its duties, or assign its rights under this Agreement, unless otherwise agreed upon and authorized in writing in advance by Company.

I.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

J.	The parties hereby agree that all provisions of this Agreement shall survive termination, except that Paragraph I (A) hereof shall only survive as modified by Article VIII.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the Effective Date first above written.

SUA Insurance Company

By:	/s/ WILLIAM LODER

Name Printed:	William Loder
Title:	Senior Vice President, Chief Underwriting Officer

Appalachian Underwriters, Inc.

By:	/s/ ROBERT J. AROWOOD

Name Printed:	Robert J. Arowood
Title:	President

EXHIBIT A
COMMISSION SCHEDULE
A.	Except as otherwise provided in this Commission Schedule, Partner Agent’s Commission shall be as follows:

Program Description	Line of Business	Maximum Rate of Commission
Artisan Contractor & General Contractor in Tennessee (if Company is licensed), Georgia, Virginia, South Carolina, Alabama, Mississippi, Kentucky, Illinois, Oklahoma, and any other states specifically agreed to by Company and Partner Agent	General Liability and Automobile	15%
B.	The rates of Commission provided in this Schedule do not relate to the following types of business:
1.	Business which Company determines is specially rated, specially classified, or specially reinsured;

2.	Business written subject to a participating plan;

3.	Business placed through assigned risks, fair plans, pools, or other risk-sharing associations.
Commission rates for all such business shall be negotiated on an individual policy basis and agreed by Company in writing.
C.	Commissions different than provided herein may be agreed to in writing between Partner Agent and Company, and such agreement shall supercede this Commission Schedule.

EXHIBIT B
PROFIT SHARING SCHEDULE
The Profit Sharing Due to Partner Agent will be calculated using the following Tables:
Table I
Profit Sharing Year [ ]
Premium

1.	Eligible Earned Premium for Profit Sharing Year	$___

2.	Premium Written Off	$___

3.	Ceded Facultative Reinsurance	$___

4.	Net Eligible Earned Premium	$___
(Line 1 minus Line 2 minus Line 3)
Expenses

5.	Commissions incurred for Profit Sharing Year	$___

6.	Losses and ALAE Incurred for Profit Sharing Year	$___

7.	TPA Claims Fee for Profit Sharing Year	$___

8.	Claims Charge for Profit Sharing Year (% times line 4)	$___

9.	IBNR Charge for Profit Sharing Year	$___

10.	Taxes, Licenses and Fees for Profit Sharing Year	$___

11.	Operating Charge (% times line 4)	$___

12.	Dividends Incurred for Profit Sharing Year	$___

13.	Expense Total (Sum of Lines 5, 6, 7, 8, 9, 10, 11 and 12)	$___
Profit Sharing Year Result

14.	Profit Sharing Year Result	$___
(Line 4 minus line 13)
(Can be negative)

15.	Profit Sharing Factor		50%

16.	Profit to be Shared (Line 14 times Line 15)	$	___
(Can be negative)

17.	Payout Factor		___	%
18.	Result (Line 16 times Line 17)
	(Can be Negative)	$	___
Based on this Table, the Partner Agent’s Combined Ratio is ___% (line 13 divided by line 4 times 100). The maximum Profit Sharing due the Partner Agent will be limited to 7% of Net Eligible Premium per Profit Sharing Year.

LEGEND
Table I

Line 1.	Eligible Earned Premium shall mean direct premium earned for Profit Sharing Year which relates to Eligible Business less premium ceded (less ceding commission received) for treaty reinsurance specifically related to Eligible Business purchased by the Company for the Profit Sharing Year.

Line 2.	Premium Written Off shall include any premium due Company which Company has charged off as uncollectible for the Profit Sharing Year.

Line 3.	Ceded Facultative Reinsurance shall include earned premium ceded (less ceding commissions received) for facultative reinsurance specifically related to Eligible Business purchased by Company for Profit Sharing Year.

Line 5.	Commissions shall include the direct commissions and policy fees (if included in Eligible Earned Premium) incurred by Company for the Profit Sharing Year, relating to Eligible Business. Additionally, Company shall add to such total any amounts or expenses of Partner Agent which Company agrees to reimburse, assume, or share.

Line 6.	Losses and ALAE Incurred shall be direct losses and expenses incurred (paid plus case reserves) by Company on claims reported for the Profit Sharing Year relating to Eligible Business, excluding unallocated loss adjustment expense, plus any extra contractual or bad faith payments relating to Eligible Business less recoveries from Ceded Treaty and Facultative Reinsurance specifically related to eligible business.

Line 7.	TPA Claims Fee shall be actual fees incurred by the Company on behalf of the Partner Agent for the current Profit Sharing Year.

Line 8.	Claims Charge shall be a designated percentage determined by Company based on unallocated loss adjustment expense for the current Profit Sharing Year times Net Eligible Earned Premium.

Line 9.	IBNR Charge shall be determined solely by the Company and shall include a provision for the reserve for Losses and ALAE Incurred but not reported during the Profit Sharing Year, which reserve shall include development on losses and ALAE already reported to Company. The IBNR calculation will take into consideration the specific lines and classes of business written by the Program Agent.

Line 10.	Taxes and Assessments shall include any loss based or premium based assessments and any expenses relating thereto, and premium taxes, boards, bureaus, and any miscellaneous taxes including insurance department licenses and fees, relating to Eligible Business allocated by Company to Eligible Earned Premium including but not limited to residual market, fair plan or guaranty association assessments.

Line 11.	Operating Charge shall be a designated percentage for the current Profit Sharing Year times Net Eligible Earned Premium. Operating Charge shall be determined solely at Company’s discretion and shall be based on the operating expenses of Company not included in any of the line items described herein.

Line 12.	Dividends Incurred shall include all dividends incurred (paid plus an estimate of accrued but not paid) for the Profit Sharing Year by Company under Eligible Business.

Line 15.	Profit Sharing Factor shall be 50%. A minimum Eligible Written Premium of twenty million dollars ($20,000,000) must be achieved within twenty-four (24) months from the Effective Date of the Agreement for continuation of any profit sharing. Eligible Written Premium shall mean direct premium written for Profit Sharing Year which relates to Eligible Business.

Line 17.	Payout Factor shall be calculated according to the following chart:
PROFIT SHARING AGREEMENT
PAYOUT FACTORS

5 Years
1st Valuation	20%
2nd Valuation	40%
3rd Valuation	60%
4th Valuation	80%
5th Valuation	100%

Timing of Calculation of Profit Sharing Due
A.	If Partner Agent meets the Minimum Eligible Written Premium requirements for a Profit Sharing Year, Company shall calculate Profit Sharing Due to Partner Agent for the Profit Sharing Period based on Company’s records. Such calculation shall be provided to Partner Agent sixty (60) days after each Valuation Date.

B.	Each Profit Sharing Year’s calculation will include a separate re-calculation of each prior Profit Sharing Year. Re-calculations for each prior Profit Sharing Year will be as of the current Valuation Date, and will be made utilizing the formula set forth in Table I. A summary of calculations made for each Profit Sharing Year will be entered on current Profit Sharing section of Table II.

C.	Provided that all premium or other amounts due Company shall have been received by Company, within sixty (60) days after completion of the calculation of Profit Sharing Due, Company shall pay the amount of Profit Sharing Due to Partner Agent for the Profit Sharing Period as shown in Table II.
LEGEND
Other Defined Terms used in this Agreement
A.	Eligible Business shall include policies written in the Program pursuant to this Agreement. Determination of whether a policy is Eligible Business shall be in the sole discretion of Company.

B.	The Initial Profit Sharing Year of this Agreement shall be from the Effective Date to December 31st following the Effective Date (“Initial December Date”). Notwithstanding the foregoing, the Initial Profit Sharing Year of this Agreement shall be from the Effective Date to December 31st following the Initial December Date if the Effective Date is between April 1 and December 31st. Subsequent Profit Sharing Years, if any, shall be January 1st to December 31st.

C.	Valuation Date shall mean June 30th of each year. Except as otherwise set forth below, Company shall continue providing calculations for each Profit Sharing Year through the June 30th of each successive year following termination of this Agreement, the Final Profit Sharing Year, or until the parties mutually agree in writing to close the calculations for a particular Profit Sharing Year or Profit Sharing Years.
Term and Termination
This profit sharing schedule will terminate upon the effective date of termination of this Agreement. The Final Profit Sharing Year under this Agreement will be the Profit Sharing Period ending as of the effective date of termination.
In the event this Agreement is terminated prior to the fifth anniversary of the Effective Date by the Partner Agent, Company shall provide no further Profit Sharing calculations. In the event that this Agreement is terminated prior to the fifth anniversary of the Effective Date by Company in accordance with Section VIII (D), Company shall provide no further Profit Sharing calculations.
General
No charge, offset, credit, or deduction for any Profit Sharing which is or may be due Partner Agent shall be made or claimed by Partner Agent in accounts submitted to Company under this Agreement or any other agreement. Profit Sharing Due shall be payable only by Company’s check. Company may combine or offset any amount owed to Partner Agent by Company hereunder against any amount owed to Company by Partner Agent under any other agreement between the parties.